Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-127474 and 333-168961) on Form S-8 of our report dated June 23, 2025, with respect to the financial statements of Genworth Financial, Inc. Retirement and Savings Plan.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 23, 2025